Exhibit 99.1

Titanium Asset Management Corp.

Reports 2010 Fourth Quarter and Annual Results

Milwaukee, WI, March 18, 2011 - Titanium Asset Management Corp. (AIM – TAM) today reported results for the fourth quarter and year ended December 31, 2010.

Highlights for the fourth quarter are as follows:

•
Managed and distributed assets decreased by 5.7% from $9,560.3 million to $9,019.4 million during the fourth quarter of 2010 primarily reflecting negative asset flows and market losses on fixed income strategies as interest rates increased.

•	Average managed and distributed assets of $9,306.8 million for the fourth quarter of 2010, an increase of 1.1% over $9,208.2 million for the same period last year.

•	Operating revenues of $6,506,000 for the fourth quarter of 2010, a 4.9% decrease over operating revenues of $6,840,000 for the same period last year primarily due to lower incentive fees.

•	Adjusted EBITDA(1) of $473,000 for the fourth quarter of 2010 compared to an Adjusted EBITDA deficit of $310,000 for the same period last year.

•	Net investment income of $257,000 for the fourth quarter of 2010 compared to $269,000 for the same period last year.

•	Net loss of $6,032,000, or $0.29 per diluted common share, for the fourth quarter of 2010 compared to a net loss of $12,235,000, or $0.60 per diluted common share, for the fourth quarter of 2009.

Highlights for the year are as follows:

•	Average managed and distributed assets of $9,325.8 million for 2010, an increase of 6.9% over $8,726.2 million for the same period last year.

•	Operating revenues of $23,570,000 for 2010, a 4.9% increase over operating revenues of $22,471,000 for the same period last year.

•	Adjusted EBITDA(1) deficit of $592,000 for 2010 compared to an Adjusted EBITDA deficit of $2,894,000 for the same period last year. Excluding severance costs, Adjusted EBITDA was $326,000 for 2010.

•	Net investment income of $1,266,000 for 2010 compared to $398,000 for 2009.

•	Net loss of $13,602,000, or $0.66 per diluted common share, for 2010 compared to a net loss of $21,169,000, or $1.03 per diluted common share, for 2009.

(1)
See the accompanying table on page 10 for a definition of Adjusted EBITDA, a non-GAAP financial measure.  The table provides a description of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure.

Commenting on these results, Robert Brooks, CEO of Titanium Asset Management Corp. said:

“We are pleased to report positive EBITDA for the fourth quarter of 2010 and for the full year, excluding severance costs.  The improved operating performance reflects the benefits of the reorganization and integration activities undertaken throughout 2010.  These changes resulted in significant reductions in our structural administrative expenses, while we continued to grow revenues.”

“Since the acquisition of Boyd Watterson at the end of 2008, we have reduced headcount from 97 to 82 and have reduced our annualized administrative expenses from approximately $25.1 million to $22.8 million.  We believe these reductions position us to be able to achieve significant growth in profitability as we achieve revenue growth.”

“In the fourth quarter, we continued to achieve excellent investment performance, with 72% of our managed assets outperforming their benchmarks.  In addition, several of our significant strategies are now in the upper deciles of our peer group rankings for three year investment performance.  We believe these strong performance rankings should position us for strong growth over the next year.”

“While our investment performance remained strong, we had a challenging fourth quarter as we lost a significant managed client that decided to change to an indexing strategy, we had partial redemptions of TALF assets, and we experienced a reduction in distributed assets.  We are working to overcome these challenges, and we remain optimistic that 2011 will be a much better year for new business, as we are already seeing increased opportunities.”

For further information please contact:

Titanium Asset Management Corp.
Robert Brooks, CEO	312-335-8300

Seymour Pierce Ltd
Jonathan Wright	+44 20 7107 8000

Assets Under Management

Our managed and distributed assets totaled $9,019.4 million at December 31, 2010, a decrease of 5.7% from the amount at September 30, 2010, and a decrease of 1.1% from the amount at December 31, 2009.  Distributed assets are those managed by a hedge fund advisor on which we earn referral fees.  The changes in managed and distributed assets over the three months ended December 31, 2010 were as follows:

	Managed Assets	Distributed Assets	Total
	(in millions)

Balance at September 30, 2010	$8,562.8	$997.5	$9,560.3
Net flows	(435.0)	(127.9)	(562.9)
Market value change	(2.8)	24.8	22.0
Balance at December 31, 2010	$8,125.0	$894.4	$9,019.4
Average assets under management	$8,343.9	$962.9	$9,306.8

Net flows are a combination of new and lost accounts plus contributions and withdrawals from existing accounts.

For managed assets, the net outflows for the quarter were primarily the result of the loss of a $170 million multiemployer pension fund client that decided to change to an indexing strategy, a partial unwinding of the TALF assets under management, and continued softness in the retail distribution channel.  The market value change for managed assets reflects the increase in interest rates during the quarter, which negatively impact the value of fixed income holdings.

The distributed assets managed by the hedge fund advisor came under significant pressure in the fourth quarter of 2010 as a result of several factors, including its overall fee rates, its investment performance relative to other hedge fund performance, and certain changes within its management.  The combination of these factors resulted in client asset withdrawals totaling approximately $125 million (representing approximately $260,000 of annualized referral fees) during the fourth quarter of 2010.  Starting January 1, 2011, the hedge fund advisor has reduced its average fee rates that we estimate will reduce our annualized referral fees by an additional $325,000.

Subsequent to our year end, the hedge fund advisor informed us that it had received further redemption requests that can be effected at the end of the first and second quarters of 2011.  The redemption requests totaled approximately $90 million (representing approximately $300,000 of annualized referral fees) for the first quarter and approximately $60 million (representing approximately $100,000 of annualized referral fees) for the second quarter.

The hedge fund advisor has been actively communicating with its clients regarding its investment strategies, the changes in its management, and the reduction in its fees in efforts to limit the redemptions.  In addition, we continue to monitor the situation and are assisting the hedge fund advisor in communicating with our mutual clients.  However, there can be no assurances that any of the hedge fund advisor’s activities or our actions will limit redemptions.

The changes in managed and distributed assets for 2010 were as follows:

	Managed Assets	Distributed Assets	Total
	(in millions)

Balance at December 31, 2009	$8,151.4	$974.9	$9,126.3
Net flows	(561.1)	(103.7)	(664.8)
Market value change	534.7	23.2	557.9
Balance at December 31, 2010	$8,125.0	$894.4	$9,019.4
Average assets under management	$8,350.6	$975.2	$9,325.8

The net outflow of managed assets for the year ended December 31, 2010 was primarily due to the loss of the multiemployer pension fund client during the fourth quarter, continued withdrawals by multiemployer pension clients due to generally weak economic conditions, the partial redemption of TALF assets in the fourth quarter, and the continued softness in our retail distribution channel, all of which more than offset new business during 2010. The net outflows for managed assets also include the elimination of approximately $100 million of advisory-only accounts whose fees are not asset-based.  The market value change reflects solid performance for fixed income assets, which comprise approximately 88% of our assets under management, and strong returns for equity assets.

For the year ended December 31, 2010, 72% of our managed and distributed assets with defined performance benchmarks outperformed their respective benchmarks.

Our assets under management by major investment strategy were as follows:

	December 31, 2010		December 31, 2009
	(in millions)	% of total	(in millions)	% of total

Fixed income	$7,137.4	87.9%	$7,242.4	88.8%
Equity	781.3	9.6%	869.2	10.7%
Real estate	206.3	2.5%	39.8	0.5%
Balance at end of period	$8,125.0	100.0%	$8,151.4	100.0%

Our assets under management by broad client type were as follows:

	December 31, 2010		December 31, 2009
	(in millions)	% of total	(in millions)	% of total

Institutional	$6,902.8	85.0%	$6,371.8	78.2%
Retail	1,222.2	15.0%	1,779.6	21.8%
Balance at end of period	$8,125.0	100.0%	$8,151.4	100.0%

Operating Results

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Average assets under management (in millions)	$8,343.9	$8,235.8	$8,350.6	$7,865.3
Average fee rate (basis points)	25	25	25	24

Operating revenue	$6,506,000	$6,840,000	$23,570,000	$22,471,000
Adjusted EBITDA (deficit)(1)	473,000	(310,000)	(592,000)	(2,894,000)
Impairment of goodwill	5,900,000	3,642,000	11,000,000	8,489,000
Operating loss	(6,289,000)	(6,667,000)	(14,868,000)	(17,551,000)
Net loss	(6,032,000)	(12,235,000)	(13,602,000)	(21,169,000)

Earnings per share:
Basic	$(0.29)	$(0.60)	$(0.66)	$(1.03)
Diluted	$(0.29)	$(0.60)	$(0.66)	$(1.03)

(1)
See the accompanying table on page 10 for a definition of Adjusted EBITDA, a non-GAAP financial measure.  The table provides a description of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure.

Our fourth quarter revenues decreased $334,000, or 4.9%, relative to the fourth quarter of 2009 due to a decrease in incentive fee revenue.  Recurring fee revenue increased to $5,817,000 in the fourth quarter of 2010, a 4.2% increase over the recurring fee revenue of $5,584,000 in the fourth quarter of 2009, largely based on the increase in average assets under management.  The increase in average assets under management reflects asset gains from our participation in the TALF program and from our real estate investment advisory business, as well as strong market returns for fixed income assets.  For the year, our 2010 revenues increased by $1,099,000, or 4.9%, relative to 2009, despite the decrease in incentive fee revenue.  Our recurring fee revenue for 2010 increased to $22,881,000, a 7.9% increase over the recurring fee revenue of $21,215,000 for 2009, largely based on the increase in average assets under management.

Our Adjusted EBITDA of $473,000 for the fourth quarter of 2010 reflects an improvement of $783,000 over the prior year amount as a result of the significant reduction in administrative expenses that we achieved during 2010.  For the fourth quarter of 2010, we reduced administrative expenses to $6,066,000 from $7,317,000 in the year earlier period, a 17.1% decrease.

Our Adjusted EBITDA deficit of $592,000 for 2010 includes $918,000 of severance costs.  Excluding severance costs, our Adjusted EBITDA would have been $326,000, an improvement of $3,220,000 over the prior year amount.  The improvement reflects the 4.9% increase in revenues and a 10.5% decrease in administrative expenses, excluding severance costs.  Our administrative expenses, excluding severance costs, declined $2,721,000, as a result of the ongoing integration activities and reduced operating staff.

Since the first quarter of 2009, we have reduced our headcount from 97 to 82 and we have reduced annualized administrative expenses of approximately $25.1 million to approximately $22.8 million at December 31, 2010.

Goodwill Impairment

Based on interim results through the third quarter of 2010, initial work on our 2011 budget, and some trading activity in our common stock, we determined that we should complete a goodwill impairment test as of September 30, 2010.  As a result of that testing, we concluded that our goodwill was impaired and recorded an impairment charge of $5,100,000.

During the fourth quarter of 2010, we recognized an additional $8,000,000 of goodwill from the resolution of the contingent consideration for the acquisition of Boyd Watterson.  In completing our annual assessment test for impairment, we concluded that the adjusted goodwill balance was impaired and recorded an additional impairment charge of $5,900,000, bringing the total impairment charge for 2010 to $11,000,000.

During 2009, we incurred impairment charges of $8,489,000, of which $4,847,000 was recognized in the third quarter of 2009 and $3,642,000 was recognized in the fourth quarter of 2009.

Forward-looking Statements

Statements in this press release which are not historical facts may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond our control.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance.  Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements.  Results may differ significantly due to market fluctuations that alter our assets under management; a further decline in our distributed assets; termination of investment advisory agreements; impairment of goodwill and other intangible assets; our inability to compete; market pressure on investment advisory fees; ineffective management of risk; changes in interest rates, equity prices, liquidity of global markets and international and regional political conditions; or actions taken by Clal Finance Ltd., as our significant stockholder.  Additional factors that could influence Titanium’s financial results are included in its Securities and Exchange Commission filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, is expected to be filed with the Securities and Exchange Commission on or before March 31, 2011. The report will be available on the SEC’s website at www.sec.gov and on the Company’s website at www.ti-am.com.

Titanium Asset Management Corp.
Condensed Consolidated Balance Sheets

	December 31, 2010	December 31, 2009
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$4,698,000	$4,773,000
Investments	3,354,000	12,549,000
Accounts receivable	4,783,000	5,030,000
Other current assets	1,179,000	1,162,000
Total current assets	14,014,000	23,514,000

Investments in affiliates	5,898,000	2,179,000
Property and equipment, net	455,000	427,000
Goodwill	25,147,000	28,147,000
Intangible assets, net	21,605,000	24,920,000
Total assets	$67,119,000	$79,187,000

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$42,000	$237,000
Acquisition payments due	4,000,000	1,746,000
Other current liabilities	3,539,000	3,504,000
Total current liabilities	7,581,000	5,487,000

Acquisition payments due	-	960,000
Total liabilities	7,581,000	6,447,000
Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value; 54,000,000 shares authorized; 20,442,232 and 20,689,478 shares issued and outstanding at December 31, 2010 and 2009, respectively	2,000	2,000
Restricted common stock, $0.0001 par value; 720,000 shares authorized; 612,716 issued and outstanding at December 31, 2010 and 2009	-	-
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	-	-
Additional paid-in capital	100,971,000	100,332,000
Accumulated deficit	(41,368,000)	(27,766,000)
Other comprehensive income	(67,000)	172,000
Total stockholders’ equity	59,538,000	72,740,000
Total liabilities and stockholders’ equity	$67,119,000	$79,187,000

Titanium Asset Management Corp.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Operating revenues	$6,506,000	$6,840,000	$23,570,000	$22,471,000

Operating expenses:
Administrative	6,066,000	7,317,000	24,123,000	25,926,000
Amortization of intangible assets	829,000	1,019,000	3,315,000	4,078,000
Impairment of goodwill	5,900,000	3,642,000	11,000,000	8,489,000
Impairment of intangible assets	-	1,529,000	-	1,529,000
Total operating expenses	12,795,000	13,507,000	38,438,000	40,022,000
Operating loss	(6,289,000)	(6,667,000)	(14,868,000)	(17,551,000)

Other income
Interest income	43,000	96,000	276,000	429,000
Net realized gain (loss) on investments	39,000	9,000	220,000	(151,000)
Income from equity investees	175,000	179,000	786,000	179,000
Interest expense	-	(15,000)	(16,000)	(59,000)
Loss before taxes	(6,032,000)	(6,398,000)	(13,602,000)	(17,153,000)

Income tax expense	-	5,837,000	-	4,016,000

Net loss	$(6,032,000)	$(12,235,000)	$(13,602,000)	$(21,169,000)

Earnings (loss) per share
Basic	$(0.29)	$(0.60)	$(0.66)	$(1.03)
Diluted	$(0.29)	$(0.60)	$(0.66)	$(1.03)

Weighted average number of common shares outstanding:
Basic	20,660,913	20,506,389	20,680,157	20,536,382
Diluted	20,660,913	20,506,389	20,680,157	20,536,382

Titanium Asset Management Corp.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Year Ended December 31,
	2010	2009

Cash flows from operating activities
Net loss	$(13,602,000)	$(21,169,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	3,315,000	4,078,000
Impairment of intangible assets	-	1,529,000
Impairment of goodwill	11,000,000	8,489,000
Depreciation	100,000	141,000
Share compensation expense (credit)	(139,000)	420,000
Loss (gain) on investments	(220,000)	151,000
Income from equity investees	(786,000)	(179,000)
Income distributions from equity investees	552,000	-
Accretion of acquisition payments	16,000	55,000
Deferred income taxes	-	4,016,000
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	247,000	(900,000)
Increase in other current assets	(17,000)	(257,000)
Decrease in accounts payable	(195,000)	(432,000)
Increase (decrease) in other current liabilities	(165,000)	1,633,000
Net cash provided by (used in) operating activities	106,000	(2,425,000)

Cash flows from investing activities
Purchases of investments	(13,294,000)	(20,139,000)
Sales and redemptions of investments	22,470,000	19,315,000
Investments in equity investees	(5,000,000)	(2,000,000)
Capital distributions from equity investees	1,515,000	-
Purchases of property and equipment	(128,000)	(130,000)
Acquisitions of subsidiaries, net of cash acquired	(5,744,000)	(8,601,000)
Net cash used in investing activities	(181,000)	(11,555,000)

Net decrease in cash and cash equivalents	(75,000)	(13,980,000)

Cash and cash equivalents:
Beginning	4,773,000	18,753,000
Ending	$4,698,000	$4,773,000

Titanium Asset Management Corp.
Reconciliation of Adjusted EBITDA
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Operating loss	$(6,289,000)	$(6,667,000)	$(14,868,000)	$(17,551,000)

Amortization of intangible assets	829,000	1,019,000	3,315,000	4,078,000
Impairment of intangible assets	-	1,529,000	-	1,529,000
Impairment of goodwill	5,900,000	3,642,000	11,000,000	8,489,000
Depreciation expense	33,000	61,000	100,000	141,000
Share compensation expense (credit)	-	106,000	(139,000)	420,000

Adjusted EBITDA (EBITDA deficit)(1)	$473,000	$(310,000)	$(592,000)	$(2,894,000)

Notes:

(1)
Adjusted EBITDA is defined as operating income or loss before non-cash charges for amortization and impairment of intangible assets and goodwill, depreciation, and share compensation expense.  We believe Adjusted EBITDA is useful as an indicator of our ongoing performance and our ability to service debt, make new investments, and meet working capital obligations.  Adjusted EBITDA, as we calculate it may not be consistent with computations made by other companies.  We believe that many investors use this information when analyzing the operating performance, liquidity, and financial position of companies in the investment management industry.